UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 13, 2015

Date of Report

(Date of Earliest Event Reported)

Sebring Software, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	4822 (Primary Standard Industrial Classification Code)	26-0319491 (IRS Employer Identification No.)

1400 Cattlemen Rd., Suite A, Sarasota, Florida 34232

(Address of Principal Executive Offices, Including Zip Code)

(941) 377-0715

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CRF 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K, all references to the “Company,” “we,” “our” and “us” refer to Sebring Software, Inc.

Item 1.03 Bankruptcy or Receivership.

On August 23, 2015, the Company and its subsidiaries, Sebring Management FL, LLC, Sebring Dental of Arizona, L.L.C., and AAR Acquisition, L.L.C. filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the Middle District of Florida, Tampa Division. The Company determined that the filing was in the best interests of the Company and its shareholders as the negotiations with MidMarket Capital Partners, LLC (“MidMarket”), in its capacity as agent for certain lenders under that certain Loan and Purchase Agreement dated April 25, 2013 (the “Loan Agreement”) to extend and/or amend the payment terms of the Loan Agreement had been unsuccessful.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 13, 2015 the Company received a letter of default from MidMarket, in its capacity as agent for certain lenders under the Loan Agreement, that the Company is in default under the Loan Agreement for failure to make the required installment payments due under the Loan Agreement on June 30, 2014, September 30, 2014, December 31, 2014, March 31, 2015, and June 30, 2015. Further, on July 24, 2014 the Company received a letter of acceleration from MidMarket that a total of $16,478,595.83 is immediately due and payable and demanded payment in full. MidMarket has initiated a lawsuit against the Company to collect this outstanding amount and for related relief.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 26, 2015

Sebring Software, Inc.

By:	/s/ Leif Andersen
Name:	Leif Andersen
Title:	Chief Executive Officer and Director